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EXHIBIT 5.1
RONALD N. VANCE, P.C.
Attorney at Law
57 West 200 South
Suite 310
Salt Lake City, Utah 84101


February 20, 2000


Michael Sciacchetano, President
Shadows Bend Development, Inc.
200 Lafayette Street
Suite 750
Baton Rouge, LA 70801

     Re:  Registration Statement on Form SB-2

Dear Mr. Sciacchetano:

     You have requested my opinion as to whether or not the securities issued by Shadows Bend Development, Inc. (the "Company") in the above-referenced registration statement will be legally issued and will be fully paid and non-assessable shares of the Company. In connection with this engagement I have examined the form of the registration statement to be filed by the Company; the Articles of Incorporation of the Company; the By-laws of the Company currently in effect; and the minutes of the Company relating to the registration statement and the issuance of the shares of common stock by the Company.

     Based upon the above-referenced examination, I am of the opinion that the shares of common stock issued by the Company and to be registered for sale by the selling security holders pursuant to said registration statement are legally issued, fully paid, and non-assessable under corporate laws of the state of Nevada.

     I hereby consent to being named in the registration statement as having rendered the foregoing opinion and as having represented the Company in connection with the registration statement. I also consent to this opinion being filed as an exhibit to the registration statement.

                                   Sincerely,

                                   /s/ Ronald N. Vance